Exhibit 99.1

FEDERATED DEPARTMENT STORES, INC.

Contacts:

                 Media - Jim Sluzewski                                513/579-7764

                 Investor - Susan Robinson                                513/579-7780

FEDERATED'S JANUARY SAME-STORE SALES UP 8.6%

Company raises earnings guidance for fiscal 2006 fourth quarter

CINCINNATI, Ohio, February 8, 2007 -- Federated Department Stores, Inc. today reported sales for the five weeks of January. The January period reflects an extra week in fiscal 2006, creating a 53-week fiscal year that occurs approximately every six years in the accounting cycle for most retail companies.

Federated's total sales for January - the five-week month ended Feb. 3, 2007 - were $1.780 billion, an increase of 19.0 percent over total sales of $1.495 billion for the four weeks ended Jan. 28, 2006. Total sales from January 2006 to January 2007 were impacted by the closing of 78 duplicative store locations over the past year.

On a same-store, comparable four-week basis, Federated's January sales were up 8.6 percent. This compares with guidance for same-store sales to increase by 1.5 percent to 3 percent.

For the 14-week fourth quarter of fiscal 2006, Federated's sales totaled $9.157 billion, down 4.3 percent from total sales of $9.571 billion in the final 13 weeks of 2005. This compares with guidance for total sales to be between $9.1 billion and $9.4 billion in the fourth quarter of 2006. On a same-store basis, the company's fourth quarter sales were up 6.1 percent.

The company's total sales for the 53 weeks of fiscal 2006 were $26.968 billion, up 20.4 percent from total sales of $22.390 billion in the 52 weeks of fiscal 2005. On a same-store basis, Federated's annual sales were up 4.4 percent.

The company increased its guidance for earnings from continuing operations for the fourth quarter of fiscal 2006. Excluding merger integration costs and related inventory valuation adjustments, the company now expects fourth quarter earnings from continuing operations of $1.55 to $1.60 per share, compared with previous guidance of $1.40 to $1.50 per share. The revised guidance includes a one-time gain of 6 cents per share related to completion of its debt tender offer, as announced in December 2006.

"January represented a strong finish to our fiscal year, with an outstanding performance in legacy Macy's and Bloomingdale's stores, as well as continued improvement in sales trends at former May Company locations," said Terry J. Lundgren, Federated's chairman, president and chief executive officer. "Sales were stimulated in part by redemption of gift cards sold during the holiday season and the arrival of cold weather in much of the country."

"All in all, 2006 was a great year in which we transformed our company and embraced an extraordinary amount of positive change while exceeding our initial earnings targets," Lundgren said. "This is a testament to the strategy we have put in place and to the strength of our organization. We look forward to this momentum carrying into 2007."

Federated expects same-store sales to increase by 2 percent to 3 percent in February. Beginning in February, Federated's same-store sales will include former May Company locations, as well as legacy Macy's and Bloomingdale's stores, that have been open for more than one full fiscal year.

Federated is slated to report its fourth quarter earnings on Tuesday, Feb. 27, and will webcast a call with financial analysts that day at 11 a.m. (ET). The webcast is accessible to the media and general public either via the company's Web site at www.fds.com or by calling in on 1-800-946-0782 passcode 4159572.

Federated's same-store sales for January 2007 include only legacy Macy's and Bloomingdale's locations (those operating as Macy's or Bloomingdale's prior to September 2006). Federated's total sales for January 2007, January 2006 and the fourth quarters of 2006 and 2005 include the May Company acquisition, which was completed Aug. 30, 2005. For the year to date, former May Company locations are included in total sales for the entire period in 2006 but only after Aug. 30 in 2005. The Lord & Taylor division, which Federated sold in October 2006; David's Bridal/Priscilla of Boston, which the company sold in January 2007; and After Hours Formalwear, which the company is divesting, are treated as discontinued operations for periods they were part of Federated in 2006 and 2005.

Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales of $27 billion. Federated operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com, bloomingdales.com and Bloomingdale's By Mail.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

(NOTE: Additional information on Federated, including past news releases, is available at www.fds.com/pressroom)